MAUI JIM, INC.

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this "Agreement") is made effective as of August 15, 2018, by and among Walter F. Hester III, individually and in his capacity as the Trustee of the Walter F. Hester III Revocable Trust dated August 24, 2017 ("Hester") and RLI Corp., a Delaware corporation ("RLI") (each, a "Holder" and collectively, the "Holders").

 WHEREAS, the Holders are the largest shareholders of Maui Jim, Inc., an Illinois corporation (the "Company");

WHEREAS, the Holders desire to provide for certain arrangements with respect to the Company's capital stock, governance and other related matters.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.	Definitions.

1.1. "Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

1.2. "Class A Common  Stock"  means  voting shares  of  the  Company's  Class A Common Stock.

1.3.  "Class B Common Stock" means shares of the Company’s Class B Common Stock.

1.4. "Hester" means Walter F. Hester III, individually, and as trustee of the Walter F. Hester,  III 2017 Revocable Trust created under the Declaration of Trust dated August 24, 2017, of which Walter F. Hester, III is the current trustee, and his successor trustee.

1.5. "Person" means any individual, corporation, partnership, trust, limited liability Company, association or other entity.

1.6. "Restated Certificate" means the Company's Amended and Restated Certificate of Incorporation, as may be amended or amended and restated from time to time.

1.7. "Sale of the Company" means the sale of the Company, including in one transaction or a series of related transactions, to a third party or parties pursuant to which such party or parties acquires or would upon completion of the such transaction or series of transactions (i) equity securities of the Company representing more than 50% of the voting power of all outstanding voting equity interests (whether by way of merger or consolidation or otherwise), or (ii) all or substantially all of the assets of the Company and its Subsidiaries determined on a consolidated basis.

1.8. "Shares" means any shares of the Company's capital stock including shares of Class A Common Stock and Class B Common Stock.

1.9. "Shareholder(s)" means the parties (individually or collectively) to this Agreement and their respective Affiliates.

2. Board of Directors.

2.1.From and after the date of this Agreement until the provisions of this Section 2 cease to be effective, each Shareholder shall vote all of his or its Shares which are voting shares and any other voting securities of the Company over which such Shareholder has voting control and shall take all other necessary or desirable actions within his or its control (whether in the capacity as a Shareholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), so that:

2.1.1. (i)   the Board shall be comprised of not less than seven (7) directors  or such other maximum number, from time to time;

(ii) the following individuals shall be elected to the Board;

(A)up to four (4) representatives (or if the number of directors is increased, a majority of such number) designated by Hester ("Hester Directors"); and

(B)an additional number of representatives designated by RLI Corp., which shall be the difference in number between the total number of directors other than the Hester Directors.

2.1.2. the composition of the board of directors of each of the Company's Subsidiaries (a "Sub Board") shall be the same as that of the Board, unless the Board determines to appoint officers of the Company or any of its Subsidiaries as the sole directors of such board;

2.1.3. any committees of the Board or a Sub Board shall be created only upon the approval of the Hester Directors and the composition of each such committee (if any) shall be proportionately equivalent to that of the Board;

2.1.4. a quorum for a meeting of the Board, Sub Board or committee thereof shall not exist unless at least two (2) of the Hester Directors are present in person or by proxy;

2.1.5. the removal from the Board or a Sub Board (with or without cause) of any representative designated hereunder by a party shall be at such party's written request, but only upon such written request; and

2.1.6 in the event that any representative designated hereunder ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by the party that nominated such director.

2.2.If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 2, the election of an individual to such directorship shall be accomplished in accordance with the Company's bylaws and applicable law until such time as the party with the right to designate a representative for such directorship exercises such right.

3.Transfer of Shares. Each party to this Agreement agrees that prior to any negotiation with a prospective purchaser of any Shares of such party; the engagement with an investment advisor regarding the prospect of a disposition of the party's Shares (other than an Exempt Transfer); or a transaction  that would constitute a Sale of the Company or an Approved Sale or would create a Tag-Along Right, to consult with the other party (or parties) hereto. The consultation would include discussions regarding the valuation of the Company and the Shares, the potential timing and terms of any such transaction or other matters the parties may find reasonably relevant. The obligation to consult is not a commitment to do or take any action beyond the consultation

4. Approved Sale.

4.1.If Hester approves a Sale of the Company and delivers written notice to RLI invoking the provisions of this Section 4 (any such sale, an "Approved Sale"), the Parties shall consent to, vote in favor of and raise no objections against the Approved Sale (or the process associated therewith).

4.2If the Approved Sale is structured as (i) a merger or consolidation, each Shareholder shall raise no objection to and shall vote all of such Shareholder's Shares to approve such merger or consolidation, whether by written consent or at a Shareholders meeting and waive all dissenters' rights, appraisal rights and similar rights in connection with such merger or consolidation, (ii) a sale of stock, each Shareholder shall raise no objection to and shall agree to sell, and shall sell Shares and rights to acquire Shares on the terms and conditions so approved, or (iii) a sale of assets, each Shareholder shall raise no objection to and shall vote all of such Shareholder's Shares to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a Shareholders meeting.

4.3.In furtherance of the foregoing, each Shareholder shall take, with respect to such Shareholder's Shares, all necessary or desirable actions reasonably requested by the Board or Hester in connection with the consummation of the Approved Sale, including, without limitation, voting to approve such transaction and the execution of such agreements and such instruments and other actions reasonably necessary to provide customary representations, warranties, indemnities and escrow arrangements relating to such Approved Sale. Notwithstanding anything to the contrary contained in this Section, (i) each Shareholder will only be required to make customary representations and warranties with respect to itself and its ownership of the Shares, including due power and authority, enforceability, non-contravention and title to and ownership of the Shares and (ii) no Shareholder shall be liable in respect of any indemnity obligations with respect to such Shareholder and the Company and its Subsidiaries in general pursuant to any Approved Sale in an aggregate amount not to exceed the lesser of (A) such Shareholder's pro rata portion of the total indemnification amount paid and (B) the total consideration received by such Shareholder in such Approved Sale.

4.4.Each Shareholder shall bear its pro rata share (based upon the amount of consideration received or proposed to be received in the Approved Sale) of the costs of any Approved Sale to the extent such costs are incurred for the benefit of all Shareholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by the Shareholders on their own behalf will not be considered costs of the Approved Sale.

4.5.The obligations of the Shareholders under this Section 4 with respect to the Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Sale of the Company, all of the holders of a particular class or series of Shares shall receive the same form and amount of consideration per share or amount of Shares, or if any holders of a particular class or series of Shares are given an option as to the form and amount of consideration to be received, all holders of such class or series will be given the same option, provided that, subject to the other provisions  of this Section 4, such holders shall only be entitled to receive the same form and amount of consideration under this Section 4 upon the same terms and conditions that are applicable to such form and amount of consideration, and provided, further the  option for management  of the Company (and its Subsidiaries) to rollover all or any portion of their equity of the Company into new equity of the acquiring or surviving company, as applicable, or such company's respective Affiliates, does not need to be made available to each Shareholder and (ii) all holders of then currently exercisable rights to acquire a particular class or series of Shares will be given an opportunity to either (A) exercise such rights prior to the consummation of the Sale of the Company and participate in such sale as holders of such Shares or (B) upon the consummation of the Sale of the Company, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share or amount of Shares received by the holders of such type and class of Shares in connection with the Sale of the Company less the exercise price per share or amount of such rights to acquire such Shares by (2) the number of shares or aggregate amount of Shares represented by such rights.

5.Tag-Along Right.

5.1.In the event a Holder desires to transfer Shares of the Company  (the "Transferring Holder") in response to a bona fide offer from a third party, then the other Holder shall have the right (but not the obligation) (the "Tag-Along Right") to require, as a condition to the proposed transfer by the Transferring Holder, that such proposed bona fide third party purchaser of the Transferring Holder's Shares also purchase and/or acquire a proportionate  amount  of such other  Holder's Shares ("Tag-Along  Sale"). In the event of such proposed transfer by the Transferring Holder, the Transferring Holder shall provide written notice (the "Tag-Along Offer Notice") to the other Holder setting forth the name and address of the prospective transferee and the bona fide price for the Transferring Holder's Shares and other bona fide terms and conditions upon which the transfer is contemplated. If the other Holder exercises the Tag-Along Right, such Holder shall be required to transfer a proportionate amount of his or its Shares at such bona fide price (as adjusted to take into account the relative percentage of Shares being transferred and any other distribution preferences) and under the same terms and conditions as the Transferring Holder have agreed to transfer his or its Shares.

5.2.The Tag-Along Right provided for in this Section 5 may be exercised by a Holder by delivery of a written notice to the Transferring Holder (the "Tag-Along Notice"), within ten (10) business days following receipt by such Holder of the Tag-Along Offer Notice. If a Holder does not deliver a Tag- Along Notice within such ten (10) business day period, such Holder shall be deemed to have waived the Tag-Along Right with respect to the proposed transfer by the Transferring Holder.

5.3.The Transferring Holder may, not later than sixty (60) days following delivery to the Holder of any Tag-Along Offer Notice, conclude a transfer of the Shares covered by the Tag-Along Offer Notice on the terms and conditions described in the Tag-Along Offer Notice. If a Holder shall have delivered a Tag-Along Notice within the ten (10) business day period referred to in clause 5.2 above, the purchase of such Holder's Shares (or portion thereof) shall be made contemporaneous with the purchase of the Transferring Holder's Shares. Any proposed transfer on terms and conditions different from those described in the Tag-Along Offer Notice, as well as any proposed transfer of the Transferring Holder's Shares more than sixty (60) days following the delivery to the Holder of the Tag-Along Offer Notice, shall again be subject to the other Holder' Tag-Along Rights and shall require compliance by the Transferring Holder with the procedures described in this Section 5.

6.Exempt Transfers.

6.1.Exempted Transfers. Notwithstanding any other provisions to the contrary, the provisions of Sections 4 and 5 shall not apply:

6.1.1.in the case of RLI to a transfer of Shares to its stockholders or an Affiliate;

6.1.2.to a pledge of Shares that creates a mere security interest in the pledged Shares; provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Holder;

6.1.3.in the case of Hester, a transfer by him or out of a trust created by him to his spouse, a lineal descendant of his ("family members"), another trust, custodian or entity for the benefit of one or more members of his family;

6.1.4.in each case the Holder shall give prior written notice to the other Holder of such transfer and the Shares shall at all times remain subject to the terms and restrictions set forth in this Agreement.

6.1.5.Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering a Joinder Agreement (in the form of Exhibit A hereto). Upon the execution and delivery of such a Joinder Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee's signature appeared  on the signature pages of this Agreement and shall be deemed to be Holder hereunder

7.Legends. Each certificate, instrument, or book entry representing (i) Shares and (iii) any other securities issued in respect of the securities referenced in clause (i), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN WALTER F. HESTER III, INDIVIDUALLY AND IN HIS CAPACITY AS THE TRUSTEE OF THE WALTER F. HESTER III REVOCABLE TRUST DATED AUGUST 24, 2017 AND RLI CORP. DATED AUGUST 15, 2018.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of Shares in order to implement the restrictions on transfer set forth in this Section.

8.Miscellaneous.

8.1.Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Holders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

8.2.Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.3.Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4.Governing Law. This Agreement shall be governed by the internal law of the State of Illinois.

8.5.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.6.Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7.Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one(l) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereto or in any Joinder Agreement, or to such email address or address as subsequently modified by written notice given in accordance with this Subsection 8.7

8.8.Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Holders holding 2/3rds of the Shares then held by the Holders.

8.9.Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default,  or an acquiescence  therein, or of or in any similar breach or default thereafter occurring;  nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.10.Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.11.Entire Agreement. This Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

8.12.Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

8.13.Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Illinois located in Peoria County and to the jurisdiction of the United States District Court for the Central District of Illinois located in Peoria County for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Illinois located in Peoria County or the United States District Court for the Central District of Illinois located in Peoria County, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party will bear its own costs in respect of any disputes arising under this Agreement.

EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

-  SIGNATURE PAGE FOLLOWS-

  The parties have executed this Shareholders Agreement as of the date first written above.

S
HOLDERS:

By: /s/ Walter F. Hester, III
Walter F. Hester, III
By: /s/ Walter F. Hester, III
Walter F. Hester, III, as Trustee of the Walter F.
Hester III Revocable Trust dated August 24, 2017

RLI CORP.

By: /s/ Jonathan E. Michael
Jonathan E. Michael
Its Chairman & CEO

Schedule A

Holders

RLI Corp.	Walter F. Hester, III
Jonathan E. Michael	xxx xxx xxxx (redacted for confidentiality)
9025 N Lindbergh Drive	xxxx, xx xxxxx (redacted for confidentiality)
Peoria, IL 61615	D: xxx-xxx-xxxx (redacted for confidentiality)
D: 309-692-1000	F: xxx-xxx-xxxx (redacted for confidentiality)

With Copy To:
Michael J. Zdeb
Holland & Knight, LLP
131 S. Dearborn Street, 30th Floor
Chicago, IL 60603
D: 312-578-6608
F: 312-578-6666
michael.zdeb@hklaw.com

Exhibit A

JOINDER AGREEMENT

By execution and delivery of the Joinder Agreement, the undersigned hereby agrees (i) to become a “Holder” as defined in that certain Shareholders Agreement, dated as of August 15, 2018, by and among the Shareholders party thereto, and (ii) to be bound by such agreement and all amendments and amendments and restatements to such agreement hereafter.

Executed as of ________________ ______, ______

HOLDER:
Name of the Holder: ____________________
Signature: ____________________________
Print Name (if signing as a representative of an entity):
___________________________________
Title (if signing as a representative of an entity):
____________________________________
Address:
____________________________________
____________________________________
Email Address: _______________________